News from Xerox For Immediate Release	Xerox Corporation 45 Glover Avenue P.O. Box 4505 Norwalk, CT 06856-4505 tel +1-203-968-3000

Lawrence Zimmerman to Retire as Xerox CFO;

Luca Maestri Named Successor

NORWALK, Conn., Jan. 26, 2011 — Xerox Corporation (NYSE: XRX) announced today that Lawrence A. Zimmerman, vice chairman and chief financial officer, will retire as CFO next month. Luca Maestri, current CFO of Nokia Siemens Networks, will succeed Zimmerman as Xerox’s chief financial officer and an executive vice president of the corporation. Zimmerman will continue with the company as vice chairman until April 1. Maestri joins the company on Feb. 16.

“Larry Zimmerman retires at the very top of his game – a smart and strategic advisor and a highly skilled financial manager who has helped significantly transform our company into the successful technology and services enterprise we are today,” said Ursula Burns, Xerox chairman and chief executive officer. “He is respected not only for his exceptional financial management but also as a trusted business partner.”

Zimmerman, 68, joined Xerox as CFO in 2002 following a 31-year career with International Business Machines. During his tenure, he has been instrumental in leading a significant recapitalization of the company, earning investment grade credit rating, restructuring the balance sheet to generate billions of dollars in operating cash, delivering dividends to shareholders, and supporting the acquisitions of Global Imaging Systems and Affiliated Computer Services, which expanded Xerox’s distribution and broadened its portfolio in business process and IT outsourcing.

“Larry made his mark on our business in many meaningful ways,” added Burns. “His valuable contributions provide sustainable benefits for Xerox and for our stakeholders. And, they provide a strong foundation from which Luca can continue to build.”

Maestri, 47, joined Nokia Siemens Networks as CFO in 2008 following a 20-year career with General Motors Corporation. He has served as CFO of GM Europe and GM Brazil, and was executive-in-charge of the Fiat Alliance for GM Europe in Switzerland. Earlier in his career, Maestri held several executive finance positions with GM in Europe and Asia Pacific. He earned a bachelor’s degree in economics from Luiss University in Rome, and a master’s degree in science in management from Boston University.

“With more than two decades of international experience, Luca brings to Xerox a successful track record of running global businesses and leading large finance operations,” added Burns. “The breadth of his experiences extends across several geographies and sales channels, and the depth of his expertise includes disciplined financial management balanced with business expansion. Combined, Luca’s impressive skills complement the strengths of Xerox’s leadership team.”

“I’m joining Xerox at a fascinating time as the company strengthens its global leadership in business process and document management,” said Maestri. “Thanks to a respected management team and a sound growth strategy, Xerox benefits from a healthy financial position and competitive technology and services. As CFO, I’ll be focused on enhancing Xerox’s financial profile and delivering returns for shareholders through consistent revenue growth, earnings expansion and strong operating cash. It’s a privilege to be part of Xerox’s success story.”

About Xerox

Xerox Corporation is a $22 billion leading global enterprise for business process and document management. Through its broad portfolio of technology and services, Xerox provides the essential back-office support that clears the way for clients to focus on what they do best: their real business. Headquartered in Norwalk, Conn., Xerox provides leading-edge document technology, services, software and genuine Xerox supplies for graphic communication and office printing environments of any size. Through ACS, A Xerox Company, which Xerox acquired in February 2010, Xerox also offers extensive business process outsourcing and IT outsourcing services, including data processing, HR benefits management, finance support and customer relationship management services for commercial and government organizations worldwide. The 136,000 people of Xerox serve clients in more than 160 countries. For more information, visit http://www.xerox.com, http://news.xerox.com or http://www.acs-inc.com. For investor information, visit http://www.xerox.com/investor.

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Media Contact:

Carl Langsenkamp, Xerox Corporation, +1-585-423-5782,

carl.langsenkamp@xerox.com

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